Exhibit 99.1

FTC Solar Announces Resignation of Board Member

AUSTIN, Texas — August 15, 2024 – FTC Solar, Inc. (Nasdaq: FTCI), a leading global provider of solar tracker systems, software, and engineering services, announced today that Isidoro Quiroga Cortes has resigned from the company’s Board of Directors, effective August 11, 2024, after more than four years of service to the Board.

During his time with FTC Solar, Mr. Quiroga Cortes provided guidance and valuable insights into such areas as corporate strategy, governance, and organizational structure.

“I’d like to sincerely thank Isidoro for his service to the Board and continued support of FTC Solar,” said Shaker Sadasivam, Chairman of the Board, FTC Solar. “He has made many contributions over the years and has been a valuable asset to the company.”

Mr. Quiroga Cortes commented, “It has been a pleasure to serve as a member of the FTC Solar Board while the company has worked tirelessly to serve its customers with innovative solutions. I look forward to remaining actively engaged with the company and watching its progress as a shareholder.”

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

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